Information Security Program

HyperBrand Creative Ltd. - HBC-ISP-001, Version 1.0, October 30, 2026

1. PURPOSE AND SCOPE

This program describes how HyperBrand Creative Ltd. ("HBC") protects the information its clients entrust to it. It applies to all client information HBC receives, creates, or holds, on every device and service HBC uses for client work. It is written to meet the supplier requirements of HBC's clients, including the Targatek Supplier Code of Ethics and Targatek's information security policy, and it is reviewed at least annually.

HBC is a one-person firm. J. Kyle Moyer, Founder & CEO, owns this program, performs the work, and is the only person with access to client information. No subcontractors are engaged on client work unless the client has consented in writing, and any approved subcontractor is bound to this program.

2. INFORMATION CLASSIFICATION

HBC handles client information according to the client's own classification. For Targatek, HBC operates as a Tier 2 supplier: it handles Confidential-class information (designs, plans, copy, financial and commercial terms, meeting records, test findings) and does not handle Restricted-class information, production systems, or Targatek customer data. HBC does not request or accept production access. Information a client has not classified is treated as Confidential.

3. CONTROLS

3.1 Devices

- Full-disk encryption (FileVault) is enabled on every computer used for client work.
- Screens lock automatically after a short idle period and require a password or biometric to resume.
- Operating systems and applications are kept current; security updates install promptly.
- Client information is not stored on personal or shared devices, removable media, or devices without the controls above.

3.2 Accounts and Access

- Every account that holds or can reach client information uses a unique, strong password and multi-factor authentication, including the client-issued mailbox, the design tool, source repositories, hosting, and AI tools.

5. COMPLIANCE AND REVIEW

HBC follows the security, privacy, acceptable-use, and records policies of each client that govern its access, and the lawful requirements that flow down from the client's customers once communicated in writing. HBC will provide evidence of this program's operation on request, including this document, the Incident Response Plan, training records, and a configuration walkthrough. HBC does not hold a SOC 2 report; its controls are sized to a single-operator firm handling Confidential-class information without production access. This program is reviewed at least annually and whenever a client's requirements change.

VERSION	DATE	AUTHOR	CHANGE
1.0	October 30, 2026	J. Kyle Moyer	Initial release

APPROVED

HyperBrand Creative Ltd.

J .Kyle Moyer

J. Kyle Moyer, Founder & CEO

Date: 10/30/26